UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 20, 2015
Date of Report (Date of earliest event reported)

DESTINY MEDIA TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-28259	84-1516745
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

750 – 650 West Georgia Street
Vancouver, British Columbia, Canada	V6B 4N7
(Address of principal executive offices)	(Zip Code)

(604) 609-7736
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

____ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

____ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

____ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Appointment of Director

Effective January 20, 2015, Mr. Haig Bagerdjian, a veteran digital media executive, joined the Board of Directors of Destiny Media Technologies Inc. (the “Company”). Haig Bagerdjian is currently Chairman and Chief Executive Officer of Point.360 (http://www.point360.com/), a full-service audio-visual asset management and distribution company that has been serving the entertainment industry for over 30 years. He has been Chairman of Point.360 since 2001 and CEO since 2002. Prior to joining Point.360, he was Executive Vice President of Syncor International Corporation, a leading provider of radiopharmaceuticals, comprehensive nuclear pharmacy services and medical imaging services from 1991 to 2002. From 1987 to 1991, he served in several executive level positions at Calmark Holding Corporation. He also was General Counsel for American Adventure, Inc., which was a subsidiary of Calmark Holding and he is currently a director of Innodata-Isogen, Inc. Mr. Bagerdjian received a J.D. from Harvard Law School and is admitted to the State Bar of California.

Departure of Director

On January 20, 2015, Lawrence J. Langs resigned as a director of the Company. Mr. Langs’ resignation was not due to, and had not been caused by, in whole or in part, any disagreement with the Company, whether related to the Company’s operations, policies, practices or otherwise.

The Company wishes to thank Mr. Langs for his contributions to the Board. The Board also wishes to note all of the efforts and dedication that Mr. Langs brought to his service to the Company and his instrumental role in focusing the Company on the creation of shareholder value. The Company wishes him continued success in the future.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DESTINY MEDIA TECHNOLOGIES INC.

Date: January 26, 2015
	By:	/s/ STEVEN E. VESTERGAARD

STEVE VESTERGAARD
Chief Executive Officer and President